Exhibit 99.2
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FISCAL 2001 FIRST QUARTER CONFERENCE CALL
October 17, 2000 - 10 a.m. Central


JENNY MCCOY
-----------
Good morning. I'm Jenny McCoy, manager of investor communication for Meredith Corporation. With me are Bill Kerr, chairman and chief executive officer; Chris Little, Senior Vice President and Publishing Group President; Suku Radia, our chief financial officer; and Tom Ferree, our corporate controller.

Bill, Chris and Suku will discuss our fiscal 2001 first quarter results, and then we'll respond to your questions.

Before they begin, let me remind you that we'll be discussing forward-looking information that is subject to certain risks and uncertainties based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors which could adversely affect future results include, but are not limited to, changes in advertising and consumer demand, paper prices, postal rates and other adverse economic conditions nationally, regionally or in specific local markets. A complete description can be found on page 20 of our fiscal 2000 annual report.

Also, we want to let you know that our formal remarks today are being Webcast live. We've been doing this for the past few quarters, and it seems even more appropriate now in light of Reg FD. We welcome those who are listening to us via the Internet. Our remarks will be posted on our Web site -- Meredith.com -- shortly after the call's conclusion, and the Webcast will remain on our Web site until our next earnings release in January 2001.

At this time, I'll turn the program over to Bill.

BILL KERR
---------
Thanks Jenny, and welcome to everyone listening this morning.

Let me begin with a few broad comments.

As you may recall, we indicated in our fiscal 2000 year-end earnings call on August 8 that several factors would cause the early part of the year to be weak, and that our first fiscal quarter would be flat to down slightly versus last year. As reported in our release earlier today, we were right in line with this guidance, finishing the quarter at 32 cents per share.

We don't like down quarters. Let me assure you that we are extremely focused on delivering another record year and building shareholder value. However, I do think it's important I give you a clear picture of the factors that affected our first-quarter performance, starting with the Publishing Group.

First, results were impacted by a series of Internet initiatives and investments announced in March and designed to position us for future growth.

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Also, the closing of three magazines - Decorative Woodcrafts, Cross Stitch &
Needlework and Crayola Kids -- and the previously announced February 2000 Ladies' Home Journal rate base reduction impacted circulation and advertising revenue.

Second, as we discussed in our last conference call, Publishing Group results were affected by reduced spending from packaged goods advertisers. Of our 20 magazine brands, the packaged-goods impact was limited primarily to Better Homes and Gardens and Ladies' Home Journal magazines. For the first quarter, pages for Better Homes and Gardens and Ladies' Home Journal combined were down 11 percent. Pages for all of our other magazines in total increased 9 percent, but that wasn't enough to make up for the declines at the big books.

In the Broadcasting Group, where we faced difficult comparisons, we had outlined in August several issues that we expected to affect our performance.

Looking at the Broadcasting industry as a whole, we had expected a modest quarter, bolstered by Olympics and political spending. Based on the results of those companies that have already released earnings, revenue trends showed little to no growth without the Olympic and political impacts.

Looking at our group as a whole, we did not significantly benefit from
political spending and the Summer Olympics.   Specifically:

-- Political spending was heavy in battleground states at the expense of other markets. So, while our CBS stations in Kansas City and Flint/Saginaw significantly benefited, our 10 other stations did not. Also, our preponderance of FOX affiliates made it more difficult to secure political advertising, even in markets like Florida where there has been a lot of activity. This is one of the reasons we have been investing in building our news presence at our FOX affiliates.

-- Regarding the Olympics, we own just one NBC station (Nashville), and many
   non-Olympic advertisers curbed spending during the period.   Additionally,
   the timing of the Olympics pushed the start of network fall programming into the second quarter, delaying some advertising spending across the industry.

-- While we're only looking at informal data at this time, it appears that a number of the markets in which we own stations were sluggish in the quarter versus the prior year.

-- The continuing weakness of FOX prime-time programming was also a factor in our first quarter-performance, as half of our stations are FOX affiliates.

In addition to these external factors, we've articulated our dissatisfaction with our results in the past and announced a three-pronged plan to improve the internal performance of our Broadcasting Group. I'll update you shortly on the program.

We would also like to share with you some of the positive and encouraging business accomplishments of each of our Groups in the quarter. However, before we do that, I'd like to give you a snapshot of how the second quarter and the rest of our fiscal year are shaping up. Keep in mind that it's still early in the fiscal year and these numbers are estimates, so they could still change.



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In Publishing, the softness in packaged-goods advertising continues and, along with a decline in dot-com advertising, it is impacting our fiscal second quarter advertising pages and revenues.

However, strong performance in categories such as financial, travel, pharmaceuticals and home and building are helping to offset the declines. In the past we have discussed our goal of capturing additional advertising revenues in the travel and financial categories. Clearly we're making progress in this area, and it is having a positive impact. As a result, comparable pages and advertising revenues currently are flat versus the prior-year quarter.

Publishing group results are also affected by our continuing Interactive investments.

As we look to broadcasting's second fiscal quarter, our October pacings are up in the mid-single digits. November pacings are down in the mid-single digits, as are early indications for December pacings. As you know, pacings are a snapshot in time and they change daily.

Also, looking beyond pacings, remember that our second quarter broadcasting results are being impacted by ongoing investments in sales and news.

Looking at the second half of the fiscal year, we are seeing encouraging signs. In Publishing, advertising appears to be strengthening as witnessed by prospective gains in the pharmaceuticals and auto categories. Travel continues strong as well, and the packaged-goods category is improving. In Broadcasting, the CBS prime-time lineup appears to be much stronger, and the network expects strong ratings from the Super Bowl and SURVIVOR II this winter. Five of our stations are CBS affiliates, including our two largest markets - Atlanta and Phoenix.

In the spirit of Regulation FD, I'll provide everyone with some guidance regarding fiscal 2001. The current First Call consensus estimate for the year is $1.79. This looks achievable based on what we know today. However, the quarterly First Call estimates making up that number require rebalancing.

Because of the advertising softness we are seeing in the second quarter, as well as the previously mentioned investment spending, we expect our current quarter earnings per share to be flat to down versus our prior-year period. However, given the encouraging initial signs for the second half of the year, we think the consensus estimates for the second half may be low, particularly the fourth quarter.

Looking at the long term, we believe that our industry-leading brands, our growth strategies and our talented workforce will continue to ensure the creation of shareholder value. As we look to accomplish this, we are particularly focused on five efforts:

- Continuing to expand our publishing franchise;
- Implementing broadcasting improvements we've detailed in prior calls;
- Developing new revenue sources;
- Continuing tight cost control; and
- Buying back shares.

Now I'd like to turn the call over to Chris Little to discuss developments in our Publishing Group. Chris:

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CHRIS LITTLE
------------
Thanks, Bill. I appreciate the opportunity to provide more detail on the Publishing Group's first-quarter developments.

Our Publishing Group operating margin increased versus the prior year, despite higher paper prices and strategic investments in interactive media. Because of our concerns about packaged-goods advertising, we were particularly diligent in managing costs.

Looking at the Women's Service Field, Better Homes and Gardens has maintained its market share leadership position. Based on PIB data for the 12-month period ended with the September issue, Better Homes and Gardens increased its lead in the seven-magazine field with 27.6 percent of all advertising revenues. Its closest competitor had 16.5 percent.

Better Homes and Gardens and Ladies' Home Journal combined for 39 percent of the revenue in the field, giving them the revenue share leadership position.

We have a number of very positive developments across our Publishing Group.

For the fiscal 2001 year-to-date, Traditional Home, our flagship luxury magazine, is leading the upscale shelter category in PIB page increases. Pages for its holiday issue are up 50 percent over the same issue last year.

The Traditional Home "Built for Women" Showhouse will be open on Manhattan's Upper East side from October 26 through November 12. Major sponsors include Phoenix Wealth Management (which is a new advertiser), KitchenAid and American Standard, among many others. All sponsors have purchased advertising pages in Traditional Home and Decorator Showhouse magazines, and paid sponsorship fees to be involved in the project.

Traditional Home is also performing extremely well on the newsstand. For the six-month period ended June 30, 2000, Traditional Home sold an average of 242,000 copies per issue at $4.95. Its two closest competitors combined sold 8,000 fewer copies -- at lower cover prices. Additionally, Traditional Home newsstand sales for the same period increased over the prior year, while its competitors' sales decreased individually and in total.

Other particularly strong newsstand performers include Country Home and Renovation Style. Newsstand sales for Country Home increased 14 percent for the first six months of calendar 2000 versus the same period a year earlier. Newsstand sales for its key competitor were flat when comparing the same periods.

The November/December issue of Golf for Women was very strong, with 29 percent more ad revenue than the same issue a year ago. We have increased the magazine's trim size and used heavier paper stock to give it the same feel as Traditional Home.

Renovation Style will move to a bi-monthly frequency in the spring of 2001. It is currently published quarterly.

With regard to circulation, we're making a major commitment to generating and renewing subscriptions through the Web. This has the potential to substantially increase our circulation margins. We have challenged ourselves

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to generate 1.5 million subscriptions from the Internet over the next three years. To give you a sense for our progress to date, although the quantity is still relatively modest, our number of online orders has almost tripled over the last year.

Additionally, we have been successful moving customer service transactions to the Internet, increasing the number of transactions from 3 percent of the total in July 1999 to more than 11 percent in September 2000. While the savings are still small, this trend demonstrates additional cost-containment potential.

Our book business posted a strong quarter, with increased quarter-over-quarter revenues in home and garden sales.

You may recall that last quarter we announced plans for a new Chrysler Town and Country marketing program. With this significant campaign nearly underway, I'd like to summarize its key elements.

We created this program, which will begin in the current quarter, in conjunction with Viacom Plus. Our objective was to create a long-term, cross-media marketing initiative to help launch and sustain sales of the 2001 Chrysler Town & Country and Voyager minivans.

The program's key elements include:
-- Major advertising commitments in six Meredith magazines, including an in-book and online sweepstakes and event marketing program;
-- Travel vignettes and commercials on Meredith's CBS stations and CBS owned and operated stations;
--  Specially created travel segments on CBS network television;
--  Internet content creation, promotion and advertising.
-- Event marketing, including applying Chrysler's demographic target to our database to identify prequalified subscribers;
--  Vignettes on Westwood One radio; and
-- An alliance with Marriott Vacation Clubs whereby Marriott provides family vacations as part of the sweepstakes promotion and a special vacation discount for current Chrysler owners. Marriott will also display Chrysler vehicles at several of its resorts.

This program is a win for all involved -- Meredith's Publishing and Broadcasting Groups, CBS, and especially Chrysler. It is one more example of how we're able to bring a broad array of Meredith resources together for clients. Look for the first piece of this initiative - one-tank travel vignettes - during local newscasts in major markets such as New York, Los Angeles, Chicago, Atlanta, Phoenix and Hartford beginning next week.

Now I'd like to turn the program back over to Bill to discuss the Broadcasting
Group:

BILL KERR
---------
Thanks, Chris.

As I stated earlier, there were a number of network and market issues in play during the quarter. However, our Broadcasting Group has not been achieving adequate results, and we are taking major steps to address this. We put a new management team in place earlier this year, and we are in the process of


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implementing a three-point business plan to improve our performance.  It's going to take some time, but we believe we are on the right track.

Our business plan to improve the group's results focuses on growing revenues and margins through intense concentration on three areas with bottom-line implications: sales enhancements, news improvements, and cost management measures. Let me provide more detail on each area, including progress to date.

First, we're very focused on improving local sales efforts.  Specifically:

-- We've increased the number of account executives across our group by 16 percent in the past year. We expect to continue adding salespeople where there are opportunities for significant revenue growth.

--  We've made a number of changes in the sales management ranks.

-- We've established enterprise sales teams in Atlanta, Portland, Hartford, Phoenix and Kansas City. They are charged with developing business from local advertisers that have not traditionally been on television.

-- We are beginning to see some success as a result of our efforts. However, wholesale improvement will not come overnight. It's a matter of execution and repetition. But we believe we are laying the foundation for improvement in the second half of this fiscal year and going forward.

Turning to news, over the past 30 months we have increased the amount of local news across our group by more than 40 percent. Let me discuss our recent additions:

-- At KPDX in Portland, we are adding a 5 p.m. newscast and beginning to produce our 10 p.m. news in-house this month (it was being produced by another Portland TV station previously).

-- Also, WHNS and WOFL, our FOX affiliates in Greenville and Orlando, each added a newscast in September.

For the group as a whole, the bulk of our news startup costs are behind us. Our emphasis now is working to enhance those newscasts, laying the foundation for significant revenue growth in the future.

Our third improvement strategy addresses cost management. In a period of slower advertising revenue, controlling costs becomes increasingly important. We will maintain a diligent focus on this initiative in the future.

We have a particular emphasis on improving the performance of WGCL-TV in Atlanta. Dilution related to acquiring this station was 9 cents in the fiscal 2001 first quarter versus 8 cents a year ago. The dilution increase was related to our news and sales investments, as revenues were up from the prior-year period.

We've grown revenues despite the fact that Georgia is not a key state in the presidential election, and its senatorial race is not close. Therefore, WGCL and the market as a whole have not benefited from political money.

There were a number of encouraging developments at WGCL in the quarter:


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--  Based on the July book, all WGCL newscasts posted ratings growth from year to year.  Meanwhile ratings at all its competitors declined.

-- Here are some details. These examples focus on ratings for adults 25 to 54, comparing July 2000 to July 1999:
       - The 5 p.m. news was up 25 percent;
       - The 6 p.m. news was up 40 percent; and
       - The 11 p.m. news was up 7 percent;

-- These trends are continuing based on preliminary overnights for the October ratings book versus the prior year. Here's what we're seeing so far:
       - The 5 p.m. news is up 14 percent;
       - The 6 p.m. news is up 46 percent; and
       - The 11 p.m. news is up 19 percent.

-- WGCL also is reporting strong response from advertisers to new cross-marketing programs. For example, The Seasons with Style integrated marketing program, which includes a custom mini magazine, television advertising and vignettes from the Better Homes and Gardens television show, will generate twice the incremental revenues originally anticipated by the station. Because of this program, a major grocer increased its spending with WGCL by 70 percent, and a major local retailer began advertising with the station for the first time ever, giving WGCL 40 percent of its advertising budget.

Turning back to the Group as a whole, CBS was No. 1 in prime time programming in the first week where new fall lineups debuted. This is encouraging to us given our significant CBS ownership.

We're looking forward to SURVIVOR II, given our good experience with SURVIVOR this summer. This series provides CBS and its local affiliates with an opportunity to promote other programming to a younger audience, and it helps retain them for other local and network programs.

Also, CBS will broadcast the Super Bowl this coming January, offering our stations additional revenue-generating opportunities.

Now let's turn briefly to the growth of our television markets. According to the latest Nielsen report, as of January 1, 2001, Orlando will move from market No. 22 to No. 21. Las Vegas will move from 53 to 51, and we expect it to become a Top 50 market in the near future. Atlanta is only 16,000 households away from the No. 9 spot, currently held by Detroit, and should take over that position next year. In calendar 2000, Atlanta's television households are growing at an impressive 5 percent per year versus the national average of 1.4 percent. Our group as a whole is growing at 2.5 percent this year.

We have a set of strong broadcasting assets and we're focused on maximizing their value for the benefit of all shareholders. We are exploring all of our options related to the changing broadcasting environment, and we are engaged in discussions about how we can benefit from industry developments, especially related to the CBS/Viacom and FOX/Chris Craft deals.

Before reviewing more financial information, I'd like Chris Little to discuss developments in our Interactive and Integrated Marketing Group.



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CHRIS LITTLE
------------
I'd like to begin by highlighting some statistics related to our interactive media business.

The number of registrations generated by our sites continues to grow at a rapid pace. By the end of the fiscal 2001 first quarter, we had just over 1 million registrants. Increasing registrations is critical in marketing our Internet sites to new audiences, and in our drive to reduce costs by generating magazine subscriptions online.

We are making progress related to acquiring subscriptions online. As I said, in the fiscal 2001 first quarter, we generated 153 percent more subscriptions online versus the prior-year period, although we started from a small base.

For our fiscal first quarter, page views grew 60 percent and unique visitors grew 40 percent. For BHG.com alone, page views grew 117 percent and unique visitors grew 136 percent.

For the entire Interactive Group revenues increased to $1.1 million from $300,000 in the prior-year quarter.

This growth demonstrates the potential for significant success related to our Internet initiatives over time.

Now I'd like to highlight a unique interactive media project that is supported by an aggressive multi-platform marketing and promotion campaign featuring print, broadcast and interactive elements.

The initiative is called "CELEBRATE! 100 Days of Holidays." Launched on September 23, it offers consumers a content-rich holiday Web site hosted by BHG.com, and presents advertisers and sponsors with a valuable opportunity to reach an attractive market segment. CELEBRATE! offers information and interactive applications related to food, entertainment, decorating, crafts and more for Halloween, Thanksgiving, Christmas, Hanukkah, Kwanzaa and New Year's.

Sponsoring brands include Oster (owned by Sunbeam), and M&Ms (owned by Mars).

To promote this initiative, we are creating a sophisticated marketing program that will use the majority of Meredith's print, broadcast and interactive properties to reach more than 70 million consumers.

It includes print advertising in such titles as Better Homes and Gardens, Ladies' Home Journal and Country Home magazines; broadcast promotion on the Better Homes and Gardens television show and links from 22 Meredith-branded Web sites.

In addition to expanding and accelerating our Internet efforts, the Interactive and Integrated Marketing Group is focused on adding new integrated marketing clients and expanding current relationships.

These relationships are important because they provide revenue sources independent of traditional advertising and circulation, and they allow us to build in-depth, strategic relationships with clients.

Our relationship with The Home Depot continues to grow. We've recently added three new elements:
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--  We just signed a new multi-year marketing agreement with The Home Depot --
    enhancing an already very large and valued relationship.

-- Editors at Better Homes and Gardens, Traditional Home, Country Home and Midwest Living magazines have each selected 80 colors of paint that are promoted under the magazine names in The Home Depot stores.

-- We have also created photography for display in the paint departments highlighting each magazine's color palette, and we participated in the creation of collateral materials, specifically paint cards. The program is being supported by a significant national advertising schedule, including the four featured magazines.

-- Extensive sales displays of our magazines and books in the paint departments at The Home Depot stores are part of this program.

-- We've created a new book for The Home Depot, called DECORATING 1-2-3. This book, which is now on sale, is part of a "1-2-3" series that began with HOME IMPROVEMENT 1-2-3 in 1995. We have sold 2.5 million books in the series to date, and we are optimistic about the future growth of this group of titles.

Our relationship with United Healthcare continues to grow. As part of our relationship, we are producing its "Truly Yours" magazine that has a circulation of 3 million and has 675 different demographic configurations.

In addition to growing existing relationships, we're adding major new clients. For example, we recently signed a multi-year agreement with Carnival Cruise Lines for publication of its CURRENTS magazine. At least 2 million copies will be mailed three times per year to past Carnival guests in the United States and Canada, with editorial highlighting the Carnival experience. In addition, approximately 50,000 copies of each issue will be delivered to travel agents.

The growth potential of the Interactive and Integrated Marketing Group is very exciting, and we're moving rapidly to take advantage of many new opportunities.

Now I'd like to turn the call over to Suku for a few more financial details.

SUKU RADIA
----------
Thank you, Chris.

Last quarter we began disclosing results for our interactive operation because of our increased emphasis on this business. We have provided interactive results by quarter for fiscal 2000 in an SEC Form 8-k filed on August 24. Our fiscal 2001 first quarter revenues and operating losses for this business are included in the earnings release distributed this morning.

Now I'd like to briefly discuss printing, paper and postage cost developments.

We will continue to experience positive year-over-year comparisons from our renegotiated printing contracts through December 2000, as well as long-term benefits over the duration of these contracts.

Regarding paper, we recently learned that we will not receive a price increase in the fiscal 2001 second quarter. However, paper prices in the quarter were up 10 percent versus the prior-year period.
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Moving to postage -- in January 2000 the U.S. Postal Service filed a rate case proposing a 15 percent increase for periodicals which would take effect in January 2001. We have been working diligently with the Postal Service and our peers to moderate the increase, and we're seeing some positive signs. In fact, in a recent brief the Postal Service has now recommended an average rate increase of less than 10 percent. The final increase will be determined and announced next month.

In other financial developments, we have significantly accelerated our share repurchase activities. We repurchased 448,000 shares in the fiscal 2001 first quarter versus 172,000 in the prior-year first quarter. We repurchased 1.7 million shares in fiscal 2000. We currently have nearly 1.4 million shares available for repurchase under existing authorizations.

Our tax rate was 38.7 percent in the first quarter, down from 40.2 percent last year. We believe this rate is appropriate for the balance of the fiscal year.

Our return on equity for the quarter remained strong at nearly 21 percent, in line with our publicly stated goal.

Now I'll turn the program back to Bill for some closing remarks.

BILL KERR
---------
Thanks, Suku.

I'd like to wrap up by telling you again that we don't like down quarters and we're not particularly used to experiencing them. We are extremely focused on delivering another record year and ensuring we meet our consensus numbers.

Looking at the long term, we believe that our industry-leading brands, our growth strategies and our talented workforce will continue to ensure the creation of shareholder value.

With that, we'll be happy to answer your questions.

Q&A
---

After Q&A: Thank you for listening today. We're hard at work implementing the strategies that will get us back to the strong financial performance you're used to seeing from Meredith Corporation. We appreciate your continued support and we look forward to growing and enhancing Meredith's leadership position in the media and marketing business.













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